EXHIBIT 10.15

€200,000,000

THREE-YEAR CREDIT AGREEMENT

Dated as of July 13, 2006

Among

MONSANTO COMPANY,

as Guarantor,

MONSANTO INTERNATIONAL S.À.R.L.,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

ABN AMRO BANK N.V.,

as Administrative Agent,

KBC BANK NV,

as Syndication Agent

and

ABN AMRO INC. and KBC BANK NV,

as Joint Mandated Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	18
SECTION 3.02.	Conditions Precedent to Each Advance	21

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	21
SECTION 4.02.	Representation and Warranty of the Lenders	22

ARTICLE V
COVENANTS

ARTICLE VI
EVENTS                                 OF DEFAULT

Page

SECTION 6.01.	Events of Default	27

ARTICLE VII
THE                                                       AGENT

ARTICLE VIII
GUARANTEE

ARTICLE IX
MISCELLANEOUS

ii

Schedules

Schedule 1	–	List of Lending Offices
Schedule 2		Mandatory Cost Formula
Schedule 3.01(d)	–	Disclosed Litigation

Exhibits

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Acceptance

THREE YEAR CREDIT AGREEMENT

Dated as of July 13, 2006

MONSANTO COMPANY, a Delaware corporation (the “Guarantor”), MONSANTO INTERNATIONAL S.À.R.L., a Swiss limited liability company (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, ABN AMRO BANK N.V. (“AAB”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), ABN AMRO INC. and KBC BANK NV, as joint mandated lead arrangers and joint bookrunners (the “Joint Lead Arrangers”), and KBC BANK NV, as syndication agent, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AAB” has the meaning specified in the preamble hereto.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent's Account” means the account of the Agent maintained by the Agent at AAB with its office at 135 South LaSalle St., Chicago, IL 60603-4177, Account No. 4710110881, Attention: Carole Floyd.

“Aggregate Amount of Financing Outstanding” at any time means the aggregate amount of proceeds received in connection with a Permitted Receivables Financing, less (a) any amounts collected in connection with the accounts receivable sold, conveyed or otherwise transferred pursuant to such financing and (b) the amount of any defaulted accounts receivable the uncollectibility of which is a risk assumed by the transferee of such accounts receivable.

“Agreement Currency” has the meaning specified in Section 2.18.

“Applicable Creditor” has the meaning specified in Section 2.18.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Eurodollar Rate Advances
Level 1 At least A or A2	***
Level 2 Lower than Level 1 but at least A- or A3	***
Level 3 Lower than Level 2 but at least BBB+ or Baa1	***
Level 4 Lower than Level 3	***

***Indicates confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Borrowing” means a borrowing consisting of simultaneous Advances made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day (a) other than a Saturday, Sunday or other day on which commercial banks in Brussels, Belgium or New York City are authorized or required by law to close and (b) which is a Target Settlement Day.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), in each case, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Termination Date” has the meaning specified in Section 2.01.

“Confidential Information” means information that the Guarantor or the Borrower furnishes to the Agent or any Lender which information is non-public, confidential or proprietary in nature, but does not include any such information (a) that is or becomes generally available to the public other than as the result of an unauthorized disclosure by the Agent or any Lender or (b) that is or becomes available to the Agent or such Lender from a source other than the Guarantor or the Borrower and the Agent or such Lender had no reason to believe that such source did not have legitimate possession of such information or such source was under any obligation to keep such information confidential.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

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“Consolidated Net Worth” at any time, means the sum of the capital stock accounts (excluding capital stock subscribed for and unissued), surplus accounts (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) and other equity accounts (including accumulated currency adjustments, unrealized investment or derivative gains and losses, minimum pension liabilities and reserve for ESOP debt retirement) of the Guarantor and its Subsidiaries appearing on the most recent Consolidated balance sheet of the Guarantor and its Subsidiaries delivered pursuant to Section 5.01(f)(i) or (iii), as applicable, prepared in accordance with GAAP.

“Credit Documents” means this Agreement, the Notes, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Advances made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time in accordance with the terms hereof and thereof.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided, that, if such Person has not assumed or become liable for the payment of such Debt, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the property subject to such Lien.

“Debt for Borrowed Money” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) during the term of a Permitted Receivables Financing, the Aggregate Amount of Financing Outstanding in connection with domestic accounts receivable pursuant to such financing and (e) all debt of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person.

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“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(d).

“EDGAR” means the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the Securities and Exchange Commission.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Guarantor; such approvals to be subject to the last sentence of Section 9.07(a) and not to be unreasonably withheld or delayed; provided, however, that neither the Guarantor nor an Affiliate of the Guarantor shall qualify as an Eligible Assignee.

“EMU Legislation” means (a) a Treaty on European Union (the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993)), and (b) legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the Euro, in each case as amended or supplemented from time to time.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or written judicial policy or guidance that is publicly available, in each case relating to pollution or protection of the environment, health and safety as they relate to Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan

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pursuant to Section 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euribor Rate” means, in relation to any Advance and for a given Interest Period: (a) the percentage rate per annum equal to the offered quotation shown on Reuters Page EURIBOR 01 of the Banking Federation of the European Union for the Euro for such Interest Period at or about 11:00 A.M. (Brussels time) two Target Settlement Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union for the Euro as the Agent, after consultation with the Lenders and the Borrower, shall select; or (b) if no quotation for the Euro for the relevant Interest Period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the Euro of an equivalent amount and for such Interest Period at or about 11:00 A.M. (Brussels time) two Target Settlement Days before the first day of such Interest Period for a term comparable to such Interest Period, subject, however, to the provisions of Section 2.07.

“Euro” and “€” each means the single official non-legacy currency denominated as the Euro and constituting legal tender for the payment of public and private debts in the Participating Member States.

“Events of Default” has the meaning specified in Section 6.01.

“Federal Bankruptcy Code”: the Bankruptcy Act of Title II of the United States Code, as amended from time to time and any successor provisions thereof.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Information Package” means the information package dated May 2006 (including all Annexes thereto) used by the Agent in connection with the syndication of the Commitments, as updated from time to time by any subsequent filings by the Guarantor with the Securities and Exchange Commission.

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“Interest Period” means, for each Advance comprising part of the same Tranche, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months or, if available to all Lenders, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)            the Borrower may not select any Interest Period that ends after the Termination Date;

(ii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)         whenever the first day of any Interest Period occurs on the last day of a calendar month or on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Judgment Currency” has the meaning specified in Section 2.18.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 2.11, Section 2.12 or Section 9.07.

“Lending Office” means, with respect to each Lender, the lending office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent, the Guarantor and the Borrower by written notice in accordance with the terms hereof as the office by which its Advances of are to be made and maintained.

“Leverage Ratio” of the Guarantor means the ratio of Consolidated Debt for Borrowed Money of the Guarantor and its Subsidiaries to the sum of Consolidated Debt for Borrowed Money of the Guarantor and its Subsidiaries plus Consolidated Net Worth.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the effect of security, including, without limitation, the lien or retained security title of a conditional vendor.

“Mandatory Cost” means, in relation to any Advance, the cost as calculated by the Agent in accordance with Schedule 2 imputed to each Lender participating in such Advance of compliance with the mandatory liquid assets requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or the European Central Bank during the applicable Interest Period, expressed as a percentage.

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“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Borrower, the Guarantor or the Guarantor and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Borrower, the Guarantor or the Guarantor and its Consolidated Subsidiaries taken as a whole or (b) the ability of the Guarantor or the Borrower to perform its respective obligations under this Agreement or any Note.

“Material Subsidiary” means, at any time, any Consolidated Subsidiary of the Guarantor having (i) at least 10% of the total Consolidated assets of the Guarantor and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Guarantor) or (ii) at least 10% of the Consolidated net sales of the Guarantor and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal quarter of the Guarantor.

“Moody's” means Moody's Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Advances and all other obligations and liabilities of the Borrower to the Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Participating Member State” means each country which from time to time becomes a Participating Member State as described in EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

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“Permitted Receivables Financing” means any financing pursuant to which the Guarantor or any Subsidiary of the Guarantor (any one, a “Receivables Transferor”) may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person, or grant a security interest in, any accounts receivable (and related assets) of such Receivables Transferor, provided that such financing shall be on customary market terms and shall be with limited or no recourse to the Receivables Transferor (other than the Receivables Subsidiary) except to the extent customary for such transactions.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 4 under the definition of “Applicable Margin” (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, then the Applicable Margin shall be based on the rating that is the level above the lower of such ratings; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

“Receivables Subsidiary” means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

“Reference Banks” means AAB, KBC Bank NV and The Royal Bank of Scotland plc; provided that the Guarantor or the Borrower may at any time substitute another Lender as one of the Reference Banks, but such substitution shall terminate after 30 days if within such period the Required Lenders shall have notified the Agent of their objection to such substitution.

“Register” has the meaning specified in Section 9.07(c).

“Required Lenders” means at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, more than 50% of the then outstanding Advances.

“S&P” means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

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“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

“Super-Majority Lenders” means at any time, the holders of more than 66 2/3% of the Commitments then in effect or, if the Commitments have been terminated, more than 66 2/3% of the then outstanding Advances.

“Swiss GAAP” means the generally accepted accounting principles in Switzerland as in effect from time to time.

“Target Settlement Day” means any day on which Target (the Trans-European Automated Real-time Gross settlement Express Transfer system) or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a sustainable replacement, is open for the settlement of payments in Euro.

“Termination Date” means the date which is the third anniversary of the Effective Date.

“Tranche”: the collective reference to Advances the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Advances shall originally have been made on the same day).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 3.01(b)(i)(B) and Section 3.01(b)(ii)(A) (“GAAP”), notwithstanding any changes to such principles which may become applicable subsequent to the date of such financial statements.

SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Credit Documents, unless otherwise defined therein or unless the context shall require otherwise.

SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are

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for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances (each an “Advance”) to the Borrower in Euros on any Business Day occurring during the period from the Effective Date until the date that is four weeks following the Effective Date (the “Commitment Termination Date”) in an aggregate amount not to exceed for all such Borrowings such Lender's Commitment; provided, however, that no more than three Borrowings may be made by the Borrower during such period and provided further, that the remaining Commitments shall terminate upon the earliest of (x) the third Borrowing by the Borrower pursuant to this Section, (y) the date the Borrower terminates such Commitments pursuant to Section 2.04 and (z) the Commitment Termination Date.

SECTION 2.02. Making the Advances. (a) Each Borrowing of the Advances shall be made on notice, given not later than 11:00 A.M. (London time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Such notice (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, and (iii) initial Interest Period(s) for each such Advance. Each Lender shall, before 1:00 P.M. (London time) on the date of such Borrowing, make available for the account of its Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 9.02.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as a part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, a rate per anum reasonably determined by the Agent to be the cost to it of funding such amount. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

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(d) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

SECTION 2.03. Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent, and shall pay to each Joint Lead Arranger for its own account such fees and as may from time to time be agreed between the Borrower and such Joint Lead Arranger.

SECTION 2.04. Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of €10,000,000 or an integral multiple of €1,000,000 in excess thereof.

SECTION 2.05. Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.06. Interest on Advances . (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Advances comprising each Tranche owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Tranche to the sum of (x) the Euribor Rate for such Interest Period for such Tranche plus (y) the Applicable Margin in effect from time to time plus (z) any Mandatory Cost incurred by such Lender in respect of such Tranche from time to time, payable in arrears on (i) as to any Advance having an Interest Period of six months or shorter, the last day of such Interest Period and (ii) as to any Advance having an Interest Period longer than six months, each day that is six months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (iii) the date such Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance made to it owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Advances.

SECTION 2.07. Interest Rate Determination. (a) The Agent shall determine the interest rates applicable to the Advances hereunder. The Agent shall give prompt notice to the Borrower and the other Lenders (by telephone, facsimile or other electronic transmission) of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(b) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining the Euribor Rate pursuant to clause (b) of the definition thereof set forth in Section 1.01 of this Agreement. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine

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such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a).

(c) If, with respect to any Tranche, (x) the Required Lenders notify the Agent that the Euribor Rate for any Interest Period for such Tranche will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Advances for such Interest Period or (y) Reuters Page EURIBOR 01 of the Banking Federation of the European Union for the Euro has ceased to be available, and the Agent (after consultation with the Lenders and the Borrower) has not selected another page or service for the purpose of displaying an average rate of the Banking Federaltion of the European Union for the Euro, and if fewer than two Reference Banks furnish timely information to the Agent for determining the Euribor Rate for any Tranche, the Agent shall forthwith so notify the Guarantor, the Borrower and the Lenders. If such notice is given, the Euribor Rate will be substituted in determining the interest rate applicable to a Tranche by the marginal lending facility rate as published by the European Central Bank on its website, and the Agent shall inform the Guarantor, the Borrower and the Lenders of the rate to be used.

(d) If the Borrower shall fail to select the duration of any Interest Period for any Tranche in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders, and the Borrower will be deemed to have selected an Interest Period of one month with respect to the Advances comprising such Tranche.

SECTION 2.08. Continuation Options. Any Tranche may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Agent, in accordance with the applicable provisions of the Term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Tranche, provided that if the Borrower shall fail to give any required notice as described above in this paragraph such Tranche shall be automatically continued as a Tranche with an Interest Period of one month. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof.

SECTION 2.09. Limitation on Tranches. Notwithstanding anything to the contrary in this Agreement, all Borrowings and continuations of Advances and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Advances comprising each Tranche shall be equal to €10,000,000 or a whole multiple of €1,000,000 in excess thereof and (b) no more than ten Tranches shall be outstanding at any one time.

SECTION 2.10. Optional Prepayments of Advances. The Borrower may, upon at least three Business Days' notice to the Agent, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Tranche in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of €5,000,000 or an integral multiple of €1,000,000 in excess thereof and (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Amounts prepaid on account of the Advances may not be reborrowed.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or

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request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then such Lender may from time to time give notice of such circumstances to the Guarantor and the Borrower (with a copy of such notice to the Agent); provided, however, that each Lender agrees, before giving any such notice, to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased costs and would not be disadvantageous to such Lender. The amount sufficient to compensate such Lender in light of such increase in costs to such Lender or any corporation controlling such Lender shall be determined by such Lender in good faith on a basis that allocates the amounts sufficient to compensate such Lender in light of such increase ratably among all applicable Advances. A certificate specifying the event referred to in this Section 2.11(a), the amount sufficient to compensate such Lender and the basis of its calculations (which shall be reasonable), submitted in good faith to the Guarantor, the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees to provide reasonably prompt notice to the Borrower of the occurrence of any event referred to in the first sentence of this Section 2.11(a).

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, such Lender may from time to time give notice of such circumstances to the Guarantor and the Borrower (with a copy of such notice to the Agent); provided, however, that each Lender agrees, before giving any such notice, to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the need for, or reduce the amount of, the cost to such Lender of such increase in the amount of capital maintained by such Lender and would not be disadvantageous to such Lender. The amount sufficient to compensate such Lender in light of such increase in capital maintained by such Lender or any corporation controlling such Lender shall be determined by such Lender in good faith to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate specifying the event referred to in this Section 2.11(b), the amount sufficient to compensate such Lender and the basis of its calculations (which shall be reasonable), submitted in good faith to the Guarantor, the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees to provide reasonably prompt notice to the Guarantor and the Borrower of the occurrence of any event referred to in the first sentence of this Section 2.11(b).

(c) The Borrower shall, within five days of receiving a notice from any Lender pursuant to clause (a) or (b) of this Section 2.11, elect (and shall notify such Lender and the Agent of such election) to:

(i)           pay to the Agent for the account of such Lender, from time to time commencing on the date of notice by such Lender and as specified by such Lender, (A) the amount such Lender has set forth in the certificate which such Lender has delivered to the Guarantor and the Borrower pursuant to clause (a) of this Section 2.11 or (B) the amount such Lender has set forth

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in the certificate which such Lender has delivered to the Guarantor and the Borrower pursuant to clause (b) of this Section 2.11, as the case may be; or

(ii)          prepay all, but not less than all, of such Lender’s Advances and terminate the unused portion of such Lender’s Commitment on a date which shall be specified in the notice sent by the Borrower, provided, however, that upon prepayment of a Lender’s Advances under this Section 2.11(c)(ii), the Borrower shall on the date such prepayment becomes effective, pay all accrued interest on such Advances to the date of such payment together with all fees payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with this Section 2.11), and any Taxes, incurred by such Lender prior to the effective date of such prepayment or termination and amounts payable under Section 9.04(a)). Upon such payments and prepayments, the obligations of such Lender hereunder, by the provisions hereof, shall be released and discharged. Such Lender's rights under Sections 2.11, 2.14 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of such release and discharge; or

(iii)         require that such Lender assign to the Borrower's designated assignee or assignees, in accordance with the terms of Section 9.07, all Advances then owing to such Lender and all rights and obligations of such Lender hereunder; provided that (A) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (B) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 2.11(c) unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, any other fees payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with this Section 2.11), and any Taxes, incurred by such Lender prior to the effective date of such assignment and amounts payable under Section 9.04(a) and (C) each such assignment shall be made pursuant to an Assignment and Acceptance. Upon such payments and prepayments, the obligations of such Lender hereunder, by the provisions hereof, shall be released and discharged; provided, however, that such Lender's rights under Sections 2.11, 2.14 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of such release or discharge.

SECTION 2.12. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender (any such Lender being referred to herein as an “Affected Lender”) shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, such Lender’s Commitment shall terminate on the date of such notice.

(b) The Borrower shall, within five days (or within any shorter time period that may be required by applicable law) of receiving a notice from any Affected Lender pursuant to clause (a) of this Section 2.12, elect (and shall notify such Affected Lender and the Agent of such election) to:

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(i)           prepay in full all Advances of such Affected Lender then outstanding, together with accrued interest thereon to the date of such prepayment; or

(ii)          require (to the extent permitted by applicable law) that such Affected Lender assign to the Borrower's designated assignee or assignees, in accordance with the terms of Section 9.07, all Advances then owing to such Affected Lender and all rights and obligations of such Affected Lender hereunder; provided that (A) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Affected Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or assignments which together cover all of the rights and obligations of the assigning Affected Lender under this Agreement, (B) no Affected Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 2.12(b) unless and until such Affected Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of all Advances owing to such Affected Lender, together with accrued interest thereon to the date of payment of such principal amount, and any other fees payable to such Affected Lender and all other amounts payable to such Affected Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with Section 2.11), and any Taxes, incurred by such Affected Lender prior to the effective date of such assignment and amounts payable under Section 9.04(a)) and (C) each such assignment shall be made pursuant to an Assignment and Acceptance. Upon such payments and prepayments, the obligations of such Affected Lender hereunder, by the provisions hereof, shall be released and discharged; provided, however, that such Affected Lender's rights under Sections 2.11, 2.14 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of assignment of such release and discharge.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, without reduction for counterclaim or setoff, not later than 11:00 A.M. (London time) on the day when due in Euros to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.11, 2.12, 2.14 or 9.04(c)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate and of facility fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided,

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however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, with interest thereon at a rate per anum determined by the Agent to be the cost to it of funding such amount.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment.

(e) Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Lender is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, at the reasonable request of the Borrower,

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deliver to the Borrower (with a copy to the Agent), at such time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate documentation described in Section 2.14(d) (other than if such failure is due to a change in law occurring subsequent to the date on which such documentation originally was required to be provided, or if such documentation otherwise is not required under subsection (d) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the any jurisdiction by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver documentation required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.12, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to finance the payment of dividends and working capital requirements.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

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(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. In the event that, on such date, the amount of the Agreement Currency so purchased is more than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower shall be entitled to a rebate from the Applicable Creditor equal to the amount by which the Agreement Currency so purchased exceeds such amount originally due. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

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(a)           the Agent shall have received, in form and substance satisfactory to the Agent, executed originals of each of this Agreement, any Notes requested prior to the Effective Date and the other Credit Documents, together with all schedules and exhibits thereto.

(b)           As of the Effective Date, the Guarantor or the Borrower, as applicable, shall have delivered (i) (A) the Consolidated balance sheets of the Guarantor and its Subsidiaries as at August 31, 2003, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the eight-month transition period then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, (B) the Consolidated balance sheets of the Guarantor and its Subsidiaries as at August 31, 2004 and August 31, 2005, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal years ended on such dates, in each case, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and (C) the balance sheet of the Borrower as at August 31, 2005, and the related statements of income and cash flows of the Borrower for the period from the date of incorporation of the Borrower until August 31, 2005, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and (ii) (A) unaudited interim Consolidated balance sheets of the Guarantor and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the three-month, six-month or nine-month period then ended, as applicable, in each case reasonably satisfactory to the Agent and duly certified by the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller or Assistant Controller of the Guarantor, and (B) unaudited interim balance sheets of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and statements of income and cash flows of the Borrower for the three-month, six-month or nine-month period then ended, as applicable, in each case reasonably satisfactory to the Agent and duly certified by the Financial Accounting Lead (or an individual performing similar functions), a Manager or other authorized individual representing the Borrower. All materials provided pursuant to this Section 3.01(b) shall have been prepared in accordance with GAAP, subject to year-end audit adjustments (except for the annual audited financial statements of the Borrower, which shall be prepared in accordance with Swiss GAAP). Notwithstanding the foregoing, any such information required to be delivered by this Section 3.01(b) will be deemed to have been furnished to the Agent if it is readily available through EDGAR.

(c)           As of the Effective Date, except as disclosed in the Guarantor’s Quarterly Report on Form 10-Q for the quarter ending May 31, 2006, since August 31, 2005 there shall have occurred no Material Adverse Change.

(d)           As of the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding affecting the Guarantor, the Borrower or any of the Guarantor’s Consolidated Subsidiaries pending or, to its knowledge, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters disclosed by the Guarantor in filings with the United States Securities and Exchange Commission prior to the date hereof or described on Schedule 3.01(d) hereto (collectively, the “Disclosed Litigation”) or (ii) purports and is reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(e)           As of the Effective Date, neither the Guarantor nor the Borrower shall have been notified that anything has come to the attention of the Lenders during the course of their due

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diligence investigation to lead them to believe that the Information Package was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower, the Guarantor and its other Subsidiaries as they shall have reasonably requested.

(f)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Agent) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Agent that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(g)	The Borrower shall have notified the Agent as to the proposed Effective Date.

(h)           The Borrower shall have paid all accrued fees and invoiced expenses of the Agent and the Lenders for which invoices have been presented at least five Business Days prior to such Effective Date (including the accrued fees and invoiced expenses of counsel to the Agent).

(i)            On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender (x) a certificate signed by a duly authorized officer of the Guarantor and (y) a certificate signed by a duly authorized representative of the Borrower, in each case, dated the Effective Date and stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)	No event has occurred and is continuing that constitutes a Default.

(j)            The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i)            The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(ii)          Certified copies of the resolutions of the Board of Directors of the Guarantor and the Borrower approving this Agreement and, in the case of the Borrower only, the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii)         A certificate of the Secretary or an Assistant Secretary of the Guarantor and a certificate of a Manager or other duly authorized representative of the Borrower, in each case, with appropriate insertions and attachments, certifying the names and true signatures of the officers or representatives of the Guarantor or the Borrower, as the case may be, authorized to sign this Agreement and, in the case of the Borrower only, such Notes to be delivered by it, and the other documents to be delivered by it hereunder.

(iv)         A favorable opinion of the General Counsel or Associate or Assistant General Counsel of the Guarantor, in form and substance satisfactory to the Agent.

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(v)           A favorable opinion of Baker & McKenzie, local counsel to the Borrower, in form and substance satisfactory to the Agent.

(vi)         A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(vii)        A favorable opinion of Homburger Rechtsanwälte Weinbergstrasse, local counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to Each Advance. The agreement of each Lender to make any Advance requested to be made by it (including its initial Advance) on or prior to the Commitment Termination Date is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained in Section 4.01 (except the representations and warranties set forth in subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to the Advances and to the Advances made on such date, and

(b) No event has occurred and is continuing, or would result from the Advances or from the application of the proceeds therefrom, that constitutes a Default.

Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this Section 3.02 have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. Each of the Borrower and the Guarantor represents and warrants with respect to itself as follows:

(a)           Each of the Guarantor and the Borrower is a corporation duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization.

(b)           The execution, delivery and performance by each of the Guarantor and the Borrower of this Agreement and, in the case of the Borrower only, the Notes, and the consummation of the transactions contemplated hereby, are within such entity’s (as applicable) corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor’s or the Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Guarantor or the Borrower.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor or the Borrower of this Agreement or the Notes, as applicable.

(d)           This Agreement has been duly executed and delivered by the Guarantor and the Borrower, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the

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Guarantor and the Borrower, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, in each case enforceable against the Borrower or the Guarantor, as applicable, in accordance with their respective terms.

(e)           The financial statements delivered pursuant to Section 3.01(b) fairly present, subject to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries or the financial condition of the Borrower, as the case may be, as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries or the results of operations of the Borrower, as the case may be, for the periods ended on such dates, all in accordance with GAAP (except for the annual audited financial statements of the Borrower, which shall be prepared in accordance with Swiss GAAP). Except as disclosed in the Guarantor’s Quarterly Report on Form 10-Q for the quarter ending May 31, 2006, since August 31, 2005, there has been no Material Adverse Change.

(f)           There is no pending or, to the knowledge of the Guarantor or the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Guarantor or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no material adverse change in the status of, or financial effect on the Guarantor or any of its Consolidated Subsidiaries as a result of, the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby.

(g)           Neither the Guarantor nor the Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h)           In order to ensure that this Agreement is not qualified as a taxable “bond” (within the meaning of the guidelines “Bonds” of April 1999 issued by the Swiss Federal Tax Administration) for Swiss withholding tax and Swiss securities issuance and transfer stamp duties purposes, the Borrower has made sure that:

(i)

not more than 10 creditors which are not Qualifying Banks have entered into loan facility agreements on equal conditions as contemplated in this Agreement (Qualifying Bank as defined in Section 9.07(i)); and

(ii)	it does not have any outstanding loan facilities and/or private placements in relation to which the total number of creditors which are not Qualifying Banks exceeds 20.

(i)            The Guarantor owns, directly or indirectly, 100% of the Capital Stock of the Borrower.

SECTION 4.02. Representation and Warranty of the Lenders. Each Lender represents and warrants that in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the making and maintaining of its Advances hereunder.

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ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants of the Borrower and the Guarantor. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Compliance with Laws, Etc. Each of the Borrower and the Guarantor will comply, and the Guarantor will cause each of its Material Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA (in the case of the Guarantor) and Environmental Laws, except such non-compliance as would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Each of the Borrower and the Guarantor will pay and discharge, and the Guarantor will cause each of its Material Subsidiaries to pay and discharge, before the date on which penalties are attached thereto, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that none of the Borrower, the Guarantor nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings or are not of material importance to the business, financial condition or results of operations of the Borrower or of the Guarantor and its Consolidated Subsidiaries.

(c) Maintenance of Insurance. Each of the Borrower and the Guarantor will maintain, and the Guarantor will cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice. This section shall not prevent the use of deductible or excess loss insurance and shall not prevent the Borrower or the Guarantor or a Consolidated Subsidiary of the Guarantor from acting as a self-insurer or maintaining insurance with a Subsidiary or Subsidiaries of the Guarantor so long as such action is consistent with sound business practice.

(d) Preservation of Corporate Existence, Etc. Each of the Borrower and the Guarantor will preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor or the Borrower may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Guarantor nor the Borrower shall be required to preserve any right or franchise if the Guarantor or the Borrower, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or the Borrower, as applicable.

(e) Keeping of Books. Each of the Borrower and the Guarantor will keep, and the Guarantor will cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, the Guarantor and each such Material Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f) Reporting Requirements. Each of the Borrower and the Guarantor will furnish to the Agent, and in sufficient copies for the Lenders (provided, however, that, in the case of the balance sheets and statements of income and cash flows referred to in clauses (i) and (ii) below, the annual audit reports and accompanying information referred to in clauses (iii) and (iv) below and the reports and registration statements referred to in clause (vi) below, such information will be deemed to have been furnished to the Agent if it is readily available through EDGAR):

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(i)            as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller, Assistant Controller, or other authorized financial officer of the Guarantor as having been prepared in accordance with GAAP and certificates of the Chief Financial Officer Treasurer, Assistant Treasurer, Controller or Assistant Controller of the Guarantor as to compliance with the terms of this Agreement;

(ii)          as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such quarter and statements of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the Financial Accounting Lead (or an individual performing similar functions), a Manager, or other authorized individual representing the Borrower as having been prepared in accordance with GAAP and certificates of any such persons as to compliance with the terms of this Agreement;

(iii)         as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP and accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants acceptable to the Required Lenders;

(iv)         as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, containing the balance sheet of the Borrower as of the end of such fiscal year and statements of income and cash flows of the Borrower for such fiscal year, in each case, prepared in accordance with Swiss GAAP and accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants acceptable to the Required Lenders;

(v)           as soon as possible and in any event within five days after the determination by the Guarantor or the Borrower of the occurrence of a Default that is continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller, Assistant Controller, or other authorized financial officer of the Guarantor, or a statement of the Financial Accounting Lead (or an individual performing similar functions), a Manager, or other authorized individual representing the Borrower, setting forth details of such Default and the action that the Guarantor or Borrower has taken and proposes to take with respect thereto;

(vi)         promptly after the sending or filing thereof, copies of all material reports that the Guarantor sends to its securityholders (or any class of them) or its creditors (or any class of them), and copies of all reports and registration statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission;

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(vii)        promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or the Guarantor or any of the Guarantor’s other Subsidiaries of the type described in Section 4.01(f); and

(viii)       such other information (excluding trade secrets) respecting the Borrower or the Guarantor or any of the Guarantor’s other Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(g) “Know Your Customer” Checks. (i) If (x) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof, (y) any change in the status of the Borrower or the Guarantor after the date of this Agreement, or (z) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Agent or any Lender (for itself or, in the case of the event described in clause (z) above, on behalf of any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower and the Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (z) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause (z) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents. (ii)     Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(h) Avoidance of Taxable Instrument. In order to ensure that this Agreement is not qualified as a taxable “bond” (within the meaning of the guidelines “Bonds” of April 1999 issued by the Swiss Federal Tax Administration) for Swiss withholding tax and Swiss securities issuance and transfer stamp duties purposes, the Borrower shall make sure that:

(i)             not more than 10 creditors which are not Qualifying Banks have entered or will enter into loan facility agreements on equal conditions as contemplated in this Agreement (Qualifying Bank as defined in Section 9.07(i)); and

(ii)            it will not at any time have any outstanding loan facilities and/or private placements in relation to which the total number of creditors which are not Qualifying Banks exceeds 20.

(i) Ownership of the Borrower. The Guarantor shall continue to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

SECTION 5.02. Negative Covenants of the Borrower and the Guarantor. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

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(a)           Liens, Etc. Neither the Borrower nor the Guarantor will create or suffer to exist, and the Guarantor will not permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:

(i)             (A) Liens for taxes, assessments, governmental charges or levies or other amounts owed to governmental entities other than for borrowed money; (B) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith; (C) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (D) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (E) Liens in favor of a landlord arising in the ordinary course of business,

(ii)          purchase money Liens upon or in any property, assets or stock acquired or held by the Borrower, the Guarantor or any Material Subsidiary in the ordinary course of business to secure the purchase price or construction cost of such property or to secure Debt incurred solely for the purpose of financing the acquisition or construction of such property whether incurred prior or subsequent to such acquisition or construction, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced,

(iii)	Liens existing on the Effective Date,

(iv)           (A) assignments of the right to receive income in connection with any Permitted Receivables Financing and (B) other Liens or assignments of the right to receive income that would otherwise be prohibited; provided that the Aggregate Amount of Financing Outstanding in connection with Permitted Receivables Financings described in clause (A), plus the aggregate principal amount of Debt secured by Liens described in clause (B) at any time outstanding (which amount, for purposes of assignments of rights to receive income, shall be deemed to be the aggregate proceeds received from such assignments, reduced according to the original schedule of collection of such income), shall not exceed 10% of the Consolidated Net Worth of the Guarantor at such time,

(v)           the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the amount secured thereby, and

(vi)	intercompany Liens.

(b)           Mergers, Etc. Neither the Borrower nor the Guarantor will merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (in each case, whether in one

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transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, and the Guarantor will not permit any of its other Material Subsidiaries to do so, except that (x) any Material Subsidiary (other than the Borrower) may merge or consolidate with or into, or dispose of assets to, any other Material Subsidiary or any other Subsidiary of the Guarantor that shall become a Material Subsidiary as a result of such transaction, (y) any Material Subsidiary (other than the Borrower) may merge into or dispose of assets to the Guarantor and (z) the Borrower may merge into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, another Subsidiary of the Guarantor, provided that such other Subsidiary assumes the obligations of the Borrower pursuant to this Agreement and that the Guarantor guarantees such obligations; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)           Change in Nature of Business. Neither the Borrower nor the Guarantor will make, and the Guarantor will not permit any of its Subsidiaries to make, any material change in the nature of its business taken as a whole as carried on at the date hereof.

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor shall maintain at the end of each fiscal quarter of the Guarantor a Leverage Ratio of not more than 0.45:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)           Any representation or warranty made by the Guarantor or the Borrower herein or by the Guarantor or the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           (i) The Guarantor or the Borrower, as the case may be, shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) or (f)(v), 5.02(a), 5.02(b) or 5.03, or (ii) the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f)(i), (ii), (iii) or (iv) if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Guarantor by the Agent or any Lender, or (iii) the Guarantor or the Borrower, as the case may be, shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Guarantor or Borrower, as the case may be, by the Agent or any Lender; or

(d)           The Guarantor or any of its Material Subsidiaries or the Borrower shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the

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Guarantor or such Material Subsidiary or the Borrower (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, that for purposes of this paragraph, the termination of a Hedge Agreement in accordance with its terms shall not be deemed to be an acceleration of the resulting payment obligation thereunder, but shall be deemed to create Debt which becomes payable at the due date of such acceleration payment in an amount equal to such acceleration payment; or

(e)           The Guarantor or any of its Material Subsidiaries or the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Material Subsidiaries or the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Material Subsidiaries or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment or order for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Guarantor or any of its Material Subsidiaries or the Borrower and either (i) a lawsuit shall have been properly commenced by any creditor to enforce such judgment or order or (ii) such judgment is not, within 30 days after entry thereof, paid, bonded, discharged or stayed during appeal, or is not discharged within 30 days after the expiration of such stay; provided, however, that the rendering of any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order, or a portion thereof in an amount sufficient to reduce the total uninsured amount to an amount less than $75,000,000, is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not properly disputed the claim made for payment of, the amount of such judgment or order; or

(g)           Any Person or two or more Persons acting in concert shall have, on or after the date of this Agreement, acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the

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Guarantor; or (ii) during any period of up to 24 consecutive months, commencing on or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Guarantor (together with any new directors who (A) were properly and duly elected to the board of directors pursuant to the Guarantor’s bylaws by the affirmative vote of a majority of the remaining directors then in office or (B) were nominated by a majority of the remaining members of the board of directors of the Guarantor and thereafter elected as directors by the shareholders of the Guarantor) shall cease for any reason to constitute a majority of the board of directors of the Guarantor; or

(h)           The Guarantor or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event, provided that the occurrence of the ERISA Event described in PBGC Regulation Sections 4040.23, 4043.29 or 4043.32 shall constitute an Event of Default under this Section 6.01(h) only if it is reasonably expected to result in a Material Adverse Effect, (ii) the partial or complete withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)            The guarantee contained in Article VIII shall cease, for any reason, to be in full force and effect or the Borrower or the Guarantor shall so assert;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Guarantor and the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Guarantor or the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Guarantor and the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Guarantor or the Borrower pursuant to the terms of this Agreement.

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SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Guarantor or the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Guarantor or the Borrower or to inspect the property (including the books and records) of the Guarantor or the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. AAB and Affiliates. With respect to its Commitment, the Advances made by it and any Note issued to it, AAB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include AAB in its individual capacity. AAB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Guarantor, any of its Subsidiaries and any Person who may do business with or own securities of the Guarantor or any such Subsidiary, all as if AAB were not the Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement

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(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Guarantor and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America, the European Union or of any State thereof and having a combined capital and surplus of at least €50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

GUARANTEE

SECTION 8.01. Guarantee. (a)               To induce the Lenders to execute and deliver this Agreement and to make the Advances, and in consideration thereof, the Guarantor hereby unconditionally and irrevocably guarantees to the Agent, for the ratable benefit of the Lenders and their respective successors, indorsees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay the expenses which may be paid or incurred by the Agent or the Lenders in collecting any or all of the Obligations and/or enforcing any rights under this Section 8.01.

(b) The guarantee contained in this Article VIII shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders and their successors and permitted assigns, until all the Obligations and the obligations of the Guarantor under the guarantee contained in this Article VIII shall have been satisfied by indefeasible payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

SECTION 8.02. No Subrogation. Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or

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reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Agent and the Lenders and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

SECTION 8.03. Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Agent or any Lender may be rescinded by the Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Lender, and this Agreement and the Notes and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Required Lenders, the Super-Majority Lenders, or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article VIII or any property subject thereto.

SECTION 8.04. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any Lender upon the guarantee contained in this Article VIII or acceptance of the guarantee contained in this Article VIII; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article VIII; and all dealings between the Borrower and the Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article VIII. To the fullest extent permitted by applicable law, the Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that the guarantee contained in this Article VIII shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any Note, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under the guarantee contained in this Article VIII, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the

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Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8.05. Reinstatement. The guarantee contained in this Article VIII shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 8.06. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim at the Lending Office at the Agent’s Account.

SECTION 8.07. Independent Obligations. The obligations of the Guarantor under the guarantee contained in this Article VIII are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not the Borrower is joined in any such action or actions. The Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Guarantor or the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Super-Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release the Guarantor from its guarantee obligations hereunder, or (g) amend this Section 9.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that this Section 9.01 shall not apply to changes in Commitments pursuant to Section 2.11, Section 2.12 or any other Section of this Agreement.

SECTION 9.02. Notices, Etc.. (a)           All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this

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Section 9.02(a), (A) if to the Guarantor, at its address at 800 Lindbergh Boulevard, St Louis, Missouri 63167, Attention: Chief Financial Officer, with an information copy to the Secretary at the same address, (B) if to the Borrower, at its office address at Rue des Vignerons 1A, CH-1110 Morges, Switzerland, Attention: Brad L. Morgan, Manager, (C) if to any Initial Lender, at its Lending Office specified opposite its name on Schedule 1 hereto; (D) if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and (E) if to the Agent, at its address at ABN AMRO Bank N.V., 135 South LaSalle St., Suite 1425, Chicago, IL 60603-4177, Attention: Agency Services - Carole Floyd; or, as to the Guarantor, the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Guarantor, the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(f)(i), (ii), (iii), (iv) or (vi) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Guarantor by the Agent. All such notices and communications shall be effective upon receipt. Delivery by telecopier or other electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as AAB or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(f)(i), (ii), (iii), (iv) or (vi) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at carole.floyd@abnamro.com. The Guarantor and the Borrower agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Guarantor, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby, but not any notices delivered pursuant to Article II (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Guarantor and the Borrower each acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the actual or proposed use of the proceeds of the Advances by the Borrower or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.10, 2.11 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall

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survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Nothing herein shall derogate any Lender's right, if any, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to set off from time to time against any or all of the Guarantor’s or the Borrower's, as the case may be, deposit (general or special, time or demand, provisional or final) accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Guarantor or the Borrower, as the case may be, after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section 9.05 are in addition to other rights and remedies which such Lender may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Guarantor, the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Guarantor, the Borrower, the Agent and each Lender and their respective successors and assigns, except that neither the Guarantor nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Subject to Section 9.07(i), each Lender may and, if demanded by the Guarantor or the Borrower (following a demand by such Lender pursuant to Section 2.11 or Section 2.12 if no Event of Default has occurred and is continuing) upon at least 5 Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, Advances owing to it and any Note or Notes held by it required to be assigned pursuant to Section 2.11 or Section 2.12) with the consent of the Agent and, so long as no Event of Default has occurred and is continuing, of the Borrower and the Guarantor (which consents shall not unreasonably be withheld); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to an Affiliate of such Lender or a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €5,000,000 or an integral multiple of €1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $€3,500, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a

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portion of its rights to any of its Affiliates or to a Person that, immediately prior to such assignment, was a Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding the foregoing, (x) the Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such assignee Lender and (y) an assignment will only be effective after performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to an assignee Lender, the completion of which the Agent shall promptly notify to the assigning Lender and the assignee Lender.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Guarantor or the performance or observance by the Guarantor or the Borrower of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Guarantor, the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Guarantor, the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Guarantor and the Borrower.

(e) Subject to Section 9.07(i), each Lender may sell participations to one or more banks or other entities (other than the Guarantor or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Upon the sale of a participation pursuant to this Section 9.07(e), such Lender shall promptly provide notice to the Guarantor and the Borrower of the sale of a participation (other than a sale of a participation pursuant to Section 2.15); provided, however, that the failure by such Lender to provide such notice shall not invalidate the sale of such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Guarantor or the Borrower furnished to such Lender by or on behalf of the Guarantor or the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Guarantor or the Borrower received by it from such Lender; provided further that, so long as no Default has occurred and is continuing, the Guarantor shall have consented in advance to the disclosure of any non-public information, such consent not to be unreasonably withheld.

(g) Subject to Section 9.07(i), any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Each Lender agrees that it will not assign any right, obligation or Note, or sell any participation, in any manner or under any circumstances that would require registration, qualification or filings under the securities laws of the United States of America, of any state or any country.

(i) Notwithstanding anything to the contrary in this Section 9.07, a Lender may not assign, sell participations in or pledge or assign a security interest in all or any portion or its rights and obligations under this Agreement (each such action, a “Transfer”) to other than a Qualifying Bank, if as a result thereof:

38

(i)            the total number of creditors (other than Qualifying Banks (as defined below)) of the Borrower under this Agreement would at any time exceed 10, in each case in accordance with the meaning of the Guidelines (as defined below); or

(ii)          the total number of creditors (other than Qualifying Banks) in relation to all outstanding loans or written debt acknowledgements (including Advances) of the Borrower would at any time exceed 20, in each case in accordance with the meaning of the Guidelines.

For purposes of this Section 9.07(i), “Guidelines” means the guidelines in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt “Obligationen” vom April 1999 der Eidgenössischen Steuerverwaltung), and “Qualifying Bank” means (i) a bank as defined in the Swiss Federal Law of 8 November 1934 relating to banks and savings institutions, or (ii) any other person that is a bank according to the banking legislation in effect in its jurisdiction of organization and exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making.

Upon the reasonable request of any Lender in connection with any such proposed Transfer, the Borrower and (in the case of clause (x) below only) the Agent will notify such Lender of the total number of creditors (other than Qualifying Banks) of the Borrower of which it is aware (x) under this Agreement and (y) in relation to all outstanding loans or written debt acknowledgements (including Advances), in each case in accordance with the meaning of the Guidelines. No Transfer shall be valid for any purpose unless the Lender proposing to make such transfer has notified the Borrower thereof and the Borrower has confirmed to such Lender in writing that such transfer will not violate this Section 9.07(i) or Sections 4.01(h) and 5.01(h). The Borrower agrees to respond to any such notification promptly following its receipt thereof.

Each Lender, other than The Royal Bank of Scotland Finance (Ireland), hereby represents and warrants that, on the date hereof, it is a Qualifying Bank.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Guarantor, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, to the extent contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, provided that the Agent or such Lender, as the case may be, has notified the Guarantor (if permitted by law) and has otherwise taken reasonable steps to protect such information from any unnecessary disclosure, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, provided that, without prejudice to its right to disclose to such examiner or regulator, the Agent and the Lenders agree to use reasonable efforts to limit the amount of Confidential Information which is disclosed.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this

39

Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the Borrower and the Guarantor agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address set forth in Section 9.02 or, as the case may be, to the Borrower in care of the Guarantor at the Guarantor’s address set forth in Section 9.02 or at such other address of which the Agent shall have been notified pursuant thereto; provided that, in the case of the Borrower, a copy thereof shall also be mailed to its registered office at Rue des Vignerons 1A, CH-1110 Morges, Switzerland, Attention: Brad L. Morgan, Manager.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. USA Patriot Act Notification. Each Lender hereby notifies the Guarantor and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001), as amended (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor and the Borrower, which information includes the name and address of the Guarantor and the Borrower and other information that will allow such Lender to identify the Guarantor and the Borrower in accordance with the Act. The Guarantor and the Borrower agree to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request, to the extent such Lender shall reasonably determine that such information is required to be provided pursuant to the Act.

SECTION 9.13. Waiver of Jury Trial. Each of the Guarantor, the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONSANTO COMPANY

By____________________________

Name: Robert A. Paley
Title: Vice President and Treasurer

MONSANTO INTERNATIONAL S.À.R.L.

By____________________________

Name: Brad L. Morgan
Title:	Manager

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ABN AMRO BANK N.V.,

as Administrative Agent

By____________________________

Name:
Title:

ABN AMRO INC.,

as Joint Lead Arranger

By____________________________

Name:
Title:

KBC BANK NV,

as Syndication Agent and Joint Lead Arranger

By____________________________

Name:

Title:

Initial Lenders
€32,500,000	ABN AMRO BANK N.V. By_____________________________ Name: Title:
€32,500,000	KBC BANK NV By_____________________________ Name: Title:
€30,000,000	SOCIETE GENERALE By_____________________________ Name: Title:
€30,000,000	THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND) By_____________________________ Name: Title:
€25,000,000	BARCLAYS BANK PLC By_____________________________ Name: Title:
€25,000,000	COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND" New York Branch By_____________________________ Name: Title:

€25,000,000	CALYON NEW YORK BRANCH By_____________________________ Name: Title:

2

Schedule 2

Mandatory Cost Formula

1.            The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.            On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Mandatory Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Mandatory Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.            The Mandatory Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.            The Mandatory Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:

A x 0.01

Per cent. per annum
300

Where:

A

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Lender to the Agent pursuant to paragraph 7 below and expressed in euros per €1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.I. Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee rules but taking into account any applicable discount rate);

(d)	“Reference Lender” means ABN AMRO Bank N.V., London branch
(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.            In application of the above formula, the resulting figures shall be rounded to four decimal places.

7.            If requested by the Agent or the Guarantor, the Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent and the Guarantor, the rate of charge payable by the Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Lender as being the average of the Fee Tariffs applicable to the Reference Lender for that financial year) and expressed in euros per €1,000,000 of the Tariff Base of the Reference Lender.

8.            Each Lender shall supply any information required by the Agent for the purpose of calculating its Mandatory Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender: the jurisdiction of its Lending Office; and any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.            The rates of charge of the Reference Lender for the purposes of A above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.          The Agent shall have no liability to any person if such determination results in a Mandatory Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender including the Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.          The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Mandatory Cost Rate for each Lender based on the information provided by each Lender and the Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.          Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, a Mandatory Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.          The Agent may from time to time, after consultation with the Guarantor, the Borrowers and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of

England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 3.01(d)

Disclosed Litigation

None.